Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FIRST QUARTER 2013

First Quarter Revenue Increased 15.5% to $59.2 Million

First Quarter Income from Continuing Operations Grew 109% to $5.5 Million

First Quarter Gross Margin Improved 520 Basis Points to 51.8%

VANCOUVER, WASHINGTON, May 6, 2013 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the first quarter ended March 31, 2013.

Net sales for the first quarter of 2013 totaled $59.2 million, a 15.5% increase compared to $51.3 million in the same quarter of 2012. Gross margin for the first quarter of 2013 improved 520 basis points to 51.8%, compared to 46.6% for the same quarter in 2012. The increase in gross margin was primarily due to higher gross margins in both the Retail and Direct businesses, as well as the continuing shift of sales to higher margin cardio products in the Direct channel. Operating margin for the first quarter of 2013 improved 460 basis points to 10.1% compared to 5.5% in the same period last year.

Income from continuing operations for the first quarter of 2013 was $5.5 million, compared to $2.6 million for the same period last year. Income per diluted share from continuing operations for the first quarter of 2013 increased to $0.18, compared to $0.09 for the same quarter a year ago. The strong improvement in results from continuing operations primarily reflects increased sales, improved gross margins and higher operating income from the Company’s Direct business.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased to report a solid start to fiscal 2013. We continued to build on the strong momentum established last year and delivered strong growth in revenue, gross margin, and profitability in the first quarter this year. Our Direct business continued to perform very well, reflecting both the steady growth of our existing products, as well as the initial success of our new products, including the Bowflex® UpperCut™. As anticipated, our Retail business was impacted by the continued soft overall Retail environment for fitness equipment. Given the recent margin and sales challenges we have faced in Retail, we are encouraged by the margin improvement in the first quarter. As previously communicated, we have been focused on the development and successful placement of a new lineup of cardio products for shipment during the next Retail planning and sales cycle starting this fall. These products appear to be receiving a favorable reception thus far, although it is much too early to determine to what extent preliminary indications may lead to improvement in Retail results.”

For the first quarter of 2013, the Company reported net income (including discontinued operations) of $5.2 million, or $0.17 per diluted share, compared to $2.5 million, or $0.08 per diluted share, for the first quarter of 2012. Net income for the first quarter of 2013 included a loss of $0.4 million, or ($0.01) per diluted share, from discontinued operations. Net income for the first quarter of 2012 included a loss of $0.1 million, or ($0.01) per diluted share, from discontinued operations.

Mr. Cazenave continued, “The business is achieving momentum and is beginning to realize the financial benefits from our team’s successful execution on key areas of focus, including establishing an expanded and more diversified product portfolio and improving gross margins. In order to further expand consumer awareness of our most recently launched products, we will continue to prudently invest in our sales and marketing efforts with a constant eye on building a strong foundation for continued long-term profitable growth.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $42.6 million in the first quarter of 2013, an increase of 26.4% over the comparable period last year, reflecting strong demand for the Company’s cardio products, especially our Bowflex® Treadclimber®. The higher sales were driven by continued effectiveness of our advertising and call center processes, and higher U.S. consumer credit approval rates. U.S. credit approval rates rose to 35% in the first quarter of 2013, up from 30% for the same period last year. First quarter 2013 sales also benefitted from sales of CoreBody Reformer® and Bowflex® UpperCut™.

Operating income for the Direct segment improved to $6.7 million for the first quarter 2013, compared to $3.0 million for the first quarter 2012. This improvement reflects stronger sales, as well as a 330 basis point improvement in Direct segment gross margin. Gross margin for the Direct business was 59.8% for the first quarter of 2013, compared to 56.5% in the first quarter of last year. Direct business gross margin benefitted from better product mix of higher margin cardio sales.

Net sales for the Retail segment were $15.1 million in the first quarter 2013, a decrease of 9.0% when compared to $16.6 million in the first quarter last year. First quarter retail sales were impacted by the continued soft overall retail environment for fitness equipment. As noted above, the launch of our new lineup of cardio products for the Retail segment is currently in progress. We advise caution in comparing interim period results for our Retail business with prior year periods until the second half of the year, when these products have fully launched and the level of consumer acceptance can be evaluated.

Operating income for the Retail segment was $2.0 million, compared to $2.3 million in the first quarter last year. Retail gross margin was 24.9% in the first quarter of 2013, compared to 23.8% in the same quarter of last year, a 110 basis point improvement.

For further information, see “Segment Information” attached hereto.

Balance Sheet

The Company ended the first quarter of 2013 in a strong financial position. As of March 31, 2013, the Company had cash and cash equivalents of $28.7 million and no debt, compared to cash and cash equivalents of $23.2 million and no debt at year end 2012. Working capital was $31.1 million as of March 31, 2013, compared to $25.4 million at year end 2012. Inventory as of March 31, 2013 was $13.7 million, compared to $18.8 million as of December 31, 2012 and $13.5 million at the end of the first quarter of 2012. The company tightly manages inventory levels and the reduction in the first quarter was planned and reflects the seasonal nature of our business.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the first quarter ended March 31, 2013 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 6, 2013. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 768-3591 in North America and international listeners may call (212) 231-2938. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Linda M. Pearce, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, May 6, 2013, through 6:30 p.m. ET, May 20, 2013. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21655026.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus ®, Bowflex ®, TreadClimber ®, Schwinn ®, Schwinn Fitness TM and Universal ®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.treadclimber.com and www.corebody.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial trends; future operating results; future plans for introduction of new products; anticipated demand for the Company’s products, including expectations regarding future demand for new products for the Retail segment and the anticipated timing of orders and shipments of these products, growth in revenues and profits, leverage of operating expenses, and continued improvement in operating margins. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2013 and 2012:

Results of Operations Information	Three months ended March 31,
(Unaudited and in thousands, except per share amounts)	2013	2012
Net sales	$59,214	$51,262
Cost of sales	28,520	27,357

Gross profit	30,694	23,905

Operating expenses:
Selling and marketing	18,626	16,066
General and administrative	4,947	4,010
Research and development	1,127	1,000

Total operating expenses	24,700	21,076

Operating income	5,994	2,829
Other income (expense), net	(117)	82

Income from continuing operations before income taxes	5,877	2,911
Income tax expense	353	264

Income from continuing operations	5,524	2,647
Loss from discontinued operation, net of income taxes	(365)	(125)

Net income	$5,159	$2,522

Income (loss) per basic and diluted share:
Continuing operations	$0.18	$0.09
Discontinued operation	(0.01)	(0.01)
Net income	0.17	0.08
Weighted average shares outstanding:
Basic	30,947	30,748
Diluted	31,264	30,839

SEGMENT INFORMATION

The following table presents comparative net sales by segment for the three months ended March 31, 2013 and 2012:

Net Sales by Segment	Three months ended March 31,		Change
(Unaudited and in thousands)	2013	2012	$	%
Direct	$42,635	$33,734	$8,901	26.4%
Retail	15,134	16,639	(1,505)	(9.0)%
Royalty income	1,445	889	556	62.5%

Total net sales	$59,214	$51,262	$7,952	15.5%

The following table presents comparative operating results by segment for the three months ended March 31, 2013 and 2012:

Operating Income (Loss) by Segment	Three months ended March 31,		Change
(Unaudited and in thousands)	2013	2012	$	%
Direct	$6,708	$3,028	$3,680	121.5%
Retail	1,960	2,267	(307)	(13.5)%
Unallocated corporate	(2,674)	(2,466)	(208)	8.4%

Total operating income	$5,994	$2,829	$3,165	111.9%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2013 (unaudited) and 2012:

Balance Sheet Information	As of
(In thousands, Unaudited)	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$28,680	$23,207
Trade receivables, net	12,257	21,767
Inventories	13,653	18,787
Prepaids and other current assets	4,529	6,126

Total current assets	59,119	69,887
Property, plant and equipment, net	6,587	6,138
Goodwill	2,879	2,940
Other intangible assets, net	14,153	14,666
Other assets	608	680

Total assets	$83,346	$94,311

Liabilities and Stockholders’ Equity
Trade payables	$17,776	$32,753
Accrued liabilities	6,528	8,171
Warranty obligations, current portion	2,396	2,278
Deferred income tax liabilities	1,338	1,275

Total current liabilities	28,038	44,477
Warranty obligations, non-current	214	214
Income taxes payable, non-current	2,891	2,812
Deferred income tax liabilities, non-current	1,627	1,484
Other long-term liabilities	1,877	1,998
Stockholders’ equity	48,699	43,326

Total liabilities and stockholders’ equity	$83,346	$94,311